ENSCO Offshore Company Enters Into Agreement with TESCO

Trading Symbol:

"TESOF" on NASDAQ

"TEO" on TSX

HOUSTON, Jan. 17 - Tesco Corporation today announced that it has entered into an equipment placement agreement with ENSCO Offshore Company to provide TESCO's proprietary Casing Drive System(TM) (CDS(TM)) onto ENSCO's offshore rigs. ENSCO Offshore Co., based in Broussard, Louisiana, is a full service drilling contractor operating in the Gulf of Mexico and South America. Under terms of the agreement TESCO and ENSCO will cooperate in placing CDS(TM) tools aboard rigs for use by ENSCO's operating customers.

As part of the agreement, TESCO will place their CDS(TM) tools on mutually-agreed ENSCO rigs. The parties will work together to provide a value-added service including services and personnel of both companies for delivery of improved technology in running casing at the well site.

John Knowlton, General Manager, ENSCO Offshore, stated, "ENSCO recognizes the importance and value of providing safety, performance, and reliability enhancing services to our customers and we are pleased to help facilitate access by operators to TESCO's CDS(TM) technology."

Julio M. Quintana, President and CEO, Tesco Corporation, added, "We have consistently stated that TESCO would advance our tubular services offering utilizing key relationships with global drilling contractors such as ENSCO. We are very pleased to have earned the support of ENSCO and continue to believe that automated running of casing with tools such as our CDS(TM) will become the standard by which the industry measures quality service."

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Corporation's mandate is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that may constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.

For further information: James Lank, (713) 359-7104, Tesco Corporation